Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Dollar Tree, Inc.:

We consent to the use of our reports dated March 13, 2015, with respect to the consolidated balance sheets of Dollar Tree, Inc. as of January 31, 2015 and February 1, 2014, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2015, and the effectiveness of internal control over financial reporting as of January 31, 2015, incorporated herein by reference.

/s/ KPMG LLP

Norfolk, Virginia
October 28, 2015